Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 28th day of June, 2002, by and between AMERICAN WAGERING, INC., a Nevada corporation (hereinafter called the “Company”), and VICTOR J. SALERNO, an individual (hereinafter called the “Executive”).

BACKGROUND

The Company is a holding company which owns and operates several subsidiary corporations including, but not limited to, Leroy’s Horse & Sports Place, Inc., Computerized Bookmaking Systems, Inc., AWI Manufacturing, Inc., Secured Telephone Operating Platform, Inc., etc. Executive is knowledgeable and experienced regarding the Company’s business and its products and services. The Company and Executive desire to enter into an employment agreement subject to the terms and conditions provided herein.

1.	DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings specified below:

1.1 “Affiliate” means any corporation, general or limited partnership, joint venture or other person or legal entity that (i) is owned by, (ii) owns, or (iii) is under common control of the Company. For the purposes of this definition, ownership, directly or indirectly, of 50% of the capital stock having the right to vote for directors of a corporation, or 50% of the equity interest of a general or limited partnership or joint venture, shall constitute ownership thereof.

1.2 “Basic Salary” shall have the meaning assigned to that term in Section 5 of this Agreement.

1.3 “Board of Directors” means the board of directors of the Company.

1.4 “Cause” shall mean where the Executive has:

(a)	failed to cure, after reasonable notice of not less than Thirty (30) days, a material breach of any of the terms of this Agreement;

(b)	been formally charged with or convicted of a crime involving fraud, theft, embezzlement, assault, battery, rape, or other violent act or another crime involving dishonesty, violence or moral turpitude;

(c)	declined to follow any significant instruction from the Board of Directors formally communicated to the Executive; or

(d)	failed to maintain or had suspended, revoked or denied any applicable gaming or other necessary license, permit or card required by the state or a political subdivision thereof;

1.5 “Change in Control” shall mean an event which shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Company representing 25% or more of the combined voting power of Company’s then outstanding securities; or (ii) individuals who at the Commencement Date constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with Company to effect a transaction described in clauses (i) or (iii) of this paragraph) whose election by the Board or nomination for election by the Company stockholders was approved by a vote of at least eighty percent (80%) of the directors then still in office who either were directors at the Commencement Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

1.6 “Competing Business” shall mean a person or entity engaged in any business which is the same or essentially the same as the business of the Company, including but not limited to gaming, and that conducts its business within the Restricted Area.

1.7 “Confidential Information” means any trade secret or business information of the Company or any Affiliate which is not generally known by the general public or others, including, by way of illustration and not limitation, such information concerning the Company’s or an Affiliate’s programs, projects, promotions, marketing, business plans, business practices, business operations, research, development, accounting, and financing. Confidential Information also includes information concerning the Company’s customers such as their identity, address, preferences, playing patterns, and ratings or any other information kept by the Company concerning its customers whether or not such information has been reduced to documentary form.

1.8 “Disability” shall mean the inability of the Executive, due to physical or mental impairment, to perform the essential functions of his position, with or without reasonable accommodation.

1.9 “Reason” shall mean and exist if, without the Executive ‘s prior written consent, one or more of the following events occurs:

(a) Executive is not appointed to or is otherwise removed from the office(s) provided for in Subsection 2.1, for any reason other than the termination of his employment;

(b) Executive is assigned any duties or responsibilities that are inconsistent with the scope of duties and responsibilities associates with the Executive’s position as described in Subsection 2.2;

(c) Company gives the Executive notice pursuant to Subsection 14 that it does not intend to extend the Term of Employment for an additional five year period;

(d) Executive is required to relocate from, or maintain his principal office outside of, Las Vegas, Nevada;

(e) Executive suffers a reduction in the authorities, duties or responsibilities associated with his position as described in Subsection 2.2, on the basis of which he makes a determination in good faith that he can no longer carry out such position in the manner contemplated at the time this Agreement was entered into;

(f) Executive’s Base Salary is decreased by the Company or is not increased as provided for in Subsection 5;

(g) Executive is excluded from participation in any employee benefit or incentive plan or program offered to other executives of the Company or his benefits or opportunities under any employee benefit or incentive plan or program of the Company is or are materially reduced;

(h) Executive is not permitted to participate in the Deferred Compensation Plan for Executives or any other incentive compensation plans or programs offered by the Company to senior executives;

(i) The Company fails to pay the Executive any payments that have become payable under any other bonus or incentive plans;

(j) The Company fails to reimburse the Executive for business expenses in accordance with the Company’s policies, procedures or practices;

(k) The Company fails to agree to or to actually indemnify the Executive for his actions and/or inactions, as either a director or officer of the Company, to the fullest extent permitted by law and the Company’s by-laws, and/or the Company fails to maintain reasonably sufficient levels of directors’ and officers’ liability insurance coverage for the Executive when such insurance is available;

(l) The Company fails to make any of the payments or to provide any of the benefits required;

(m) The Company fails to obtain a written agreement satisfactory to the Executive from any successor or assign of the Company to assume and perform this Agreement; or

(n) The Company purports to terminate the Executive’s employment for Cause but such purported termination is not effected in accordance with Section 7.4 of this Agreement.

1.10 “Restricted Area” means the area that constitutes the State of Nevada.

2.	EMPLOYMENT AND DUTIES OF EXECUTIVE

2.1 Employment; Title. The Company hereby employs Executive, and Executive hereby accepts, appointment as Chief Executive Officer, Chief Operating Officer and Chairman of the Board of Directors. In addition, the Company hereby employs Executive, and Executive hereby accepts, appointment as President and Director of each of the Company’s subsidiary companies. Executive shall perform those responsibilities assigned to him and render services as are necessary and desirable to protect and to advance the best interests of the Company and any Subsidiary or Affiliate.

2.2 Duties. The Executive shall serve the Company in an executive capacity and shall report to, and be subject to the general direction and control of, the Board of Directors of the Company. The Executive shall perform such duties and responsibilities and in such capacities as are customarily performed by a person in such position and as specified in the Company’s bylaws, his job description and those as may be established by the Board of Directors from time to time. The Company agrees that it will assign to the Executive only those duties and responsibilities of the type, nature and dignity normally assigned to an executive employee of a similar position in an enterprise of the size, stature and nature of the Company. The Executive shall report to the Board of Directors. The Executive shall perform his duties in Las Vegas, Nevada area. The Executive shall have the authority to hire, supervise, evaluate and terminate all subordinate employees of the Company based on the approved staffing plan.

2.3 Performance of Duties. The Executive agrees to devote full business time, attention, skill and effort to the performance of the duties and responsibilities hereunder during the term of his employment and any extension or renewal thereof provided, however, that Executive may engage in other business interests so long as such activities do not materially interfere with his duties to the Company. Executive shall devote such time as is reasonably necessary to perform the duties as an executive of the Company and for the performance of such other Executive duties as are assigned. During employment, the Executive shall comply with all laws, statutes, ordinances, rules and regulations relating to the business of the Company. The Executive shall also comply with all established Company rules, regulations and policies as may be established from time to time.

The Executive acknowledges his understanding that as an executive of the Company he is expected to work such hours as may reasonably be necessary to accomplish the tasks assigned and to meet the goals of the Company. The Executive further acknowledges that the Executive is employed in an executive and administrative position that is not subject to overtime pay under Nevada or federal wage and hour law.

3.	TERM OF EMPLOYMENT

The “Initial Term” of employment of Executive shall commence as of July 1, 2002, (the “Commencement Date”) and shall end on January 31, 2008, unless sooner terminated pursuant to Section 7. At of the end of the Initial Term or any renewal thereof, this Agreement shall be automatically extended for additional terms of five (5) years each unless not later than 180 days prior to any such extension either party gives written notice not to renew.

4.	COMPENSATION

The Company shall pay the Executive, as compensation for all of the services to be rendered hereunder, and in consideration of the various restrictions imposed upon Executive under this Agreement, the Basic Salary and other benefits as provided for and determined pursuant to Sections 5 and 6, inclusive, of this Agreement; provided, however, that no compensation shall be paid to the Executive under this Agreement for any period subsequent to the termination of employment of the Executive for any reason whatsoever, except as provided in Section 7.

5.	BASIC SALARY

The Company shall pay Executive, as compensation for all of the services to be rendered hereunder a salary of Two Hundred Forty Thousand Dollars ($240,000.00) per employment year (the “Basic Salary”), payable in bi-weekly payments, less such deductions or amounts as are required to be deducted or withheld by applicable laws or regulations. The Basic Salary shall be reviewed annually by the Board and may be increased from time to time by the Board in its discretion. The Basic Salary shall be prorated for the month in which employment by the Company commences or terminates, and for any employment year which is less than twelve (12) months in duration.

6.	BONUS, BENEFITS AND REIMBURSEMENT FOR EXPENSES

6.1 Bonus. The Company will pay the Executive, in addition to the Basic Salary, a performance bonus equal to Five Percent (5%) of the Consolidated Pre-Tax Earnings of the Company for each fiscal year during the term of this Agreement. Consolidated Pre-Tax Earnings shall be equal to Consolidated Income Before Income Taxes as disclosed on the Consolidated Financial Statements of the Company. Consolidated Income Before Income Taxes shall be determined in accordance with generally accepted accounting principles and shall exclude extraordinary, unusual and nonrecurring expenses as defined by generally accepted accounting principles. Such bonus shall be paid by May 31st of each year. The Company may also in its discretion, grant Executive an annual bonus at such times and in such amount as it may deem appropriate.

6.2 Profit Sharing Plan. The Company will provide the Executive with a profit sharing, pension or 401-k plan and shall make employer or matching contributions at the annual rate of no less than Four Percent (4%) of the Basic Salary up to any limit imposed by federal law.

6.3 Benefits. The Executive shall be entitled to health insurance including health, hospital, medical and dental coverage, under a preferred provider organization. The Executive shall also be entitled to life insurance, and name the beneficiary, in an amount equal to One Million Dollars ($1,000,000.00). The Company shall purchase, be the owner and beneficiary of, and pay all premiums on keyman term life insurance in the amount of One Million Dollars ($1,000,000.00) of the life of the Executive. The Company shall pay the cost of all insurance provided hereunder. In addition to the foregoing, the Executive shall receive such further benefits as may be accorded other executives under the established plans and programs of the Company to the extent the Executive is eligible for participation therein based on the eligibility criteria applicable to other Executives, all as determined by the Company from time to time in its sole discretion.

6.4 Vacation, Sick and Personal Leave, and Holidays. The Company shall provide the Executive annual vacation leave at the rate of Twenty (20) days per calendar year. Accrued but unused vacation shall be paid on termination of this Agreement. The Executive shall also accrue sick leave at the rate of 1 day per month with a maximum of 200 hours of accrued but unused sick leave. The Executive shall be entitled to 3 days of personal and 3 days of bereavement leave per year. The executive shall also be entitled to 8 days of paid holiday leave per year on days to be determined by the Executive.

6.5 Reimbursement for Expenses. The Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by him during employment in the performance of the duties under this Agreement pursuant to Company policy within a reasonable time of presentation of such bills, expenses statements, vouchers or such other supporting information as the Board may reasonably require. In the event the Company requires Executive to travel on business during the term, Executive shall be reimbursed for any travel expenses in accordance with Company policy.

6.6 Automobile. During the term of this Agreement, the Company shall provide Executive with an automobile. The Company shall pay all monthly expenses associated with the automobile including but not limited to repairs, maintenance, insurance, registration, licensing and similar expenses.

6.7 Stock Options. The Executive shall entitled to receive non-qualified stock options as authorized and approved by the Company’s Board of Directors.

7.	TERMINATION OF EMPLOYMENT

7.1 Death. If the Executive dies during the term of this Agreement, his employment under this Agreement shall automatically terminate on the date of death and no further compensation shall be due hereunder to The Executive or Executive’s estate, except to the extent required by law or to the extent payments are accrued and due to Executive and which have not yet been paid. This paragraph in no way limits payments that may be due under a Company sponsored life insurance policy or other benefit plan.

7.2 Disability. If, during the term of this Agreement, the Executive is unable to perform the assigned duties by reason of Disability, the Company, on thirty days prior written notice to the Executive, may terminate this Agreement. In making any determination of disability pursuant to this Section, the Board of Directors (i) shall be governed by the definition of “disability” under the Company’s long term disability plan (“LTD Definition”), if any, and the definition and interpretations of “disability” under the Americans with Disabilities Act (“ADA Definition”); provided that the Executive’s impairment must satisfy both the LTD Definition and the ADA Definition; and (ii) shall act upon the mutual advice of two qualified physicians, one of whom shall be designated by the Executive and one of whom shall be designated by the Company. If the physicians are unable to agree as to whether the impairment satisfies both the LTD Definition and the ADA Definition, they shall designate a third physician who, as an expert and not as an arbitrator, shall advise the Board of Directors in such regard and whose determination in the matter shall be conclusive and binding on the parties.

In the event that Executive’s employment is terminated as a result of a Disability, the Basic Salary shall continue until the earlier of the date which is six months from the date of termination or the date Executive is eligible for disability payments under the Company’s long term disability plan, if any.

7.3 Voluntary Termination. This Agreement may be terminated within the Initial Term by Executive at any time without cause upon thirty (30) days prior written notice to the Company.

7.4 Termination for Cause. The Company may terminate Executive’s employment hereunder within the Initial Term for Cause at any time by written notice given to Executive by the President/CEO of the Company. The date on which the Company sends written notice of termination under this Section 7.4 shall be the termination date hereunder. If Executive’s employment is terminated for Cause, Executive shall be entitled to receive only the portion of his Basic Salary accrued to the termination date and not theretofore paid and to reimbursement for any expenses properly incurred by Executive and supported by appropriate vouchers, which expenses have been incurred prior to the termination date and not theretofore reimbursed. Except as set forth in the immediately preceding sentence and as otherwise required by law, all of Executive’s rights to compensation hereunder shall be terminated, in the event of termination for Cause, as of the termination date.

7.5 Termination Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive’s employment without Cause, other than due to death or Disability, at any time during the Term of Employment by giving written notice of the Executive. In the event that the Company terminates the Executive’s employment without Cause, the Executive shall be entitled, in lieu of any other compensation whatsoever, to:

(a)	an amount equal to five times the Executive’s Basic Salary at the rate in effect at the time of his termination;

(b)	any bonus awarded but not yet paid;

(c)	reimbursement for expenses incurred but not paid prior to such termination of employment;

(d)	continuation of the health and welfare benefits of the Executive, including, without limitation, the Executive’s group health insurance and participation in the Company’s long-term disability insurance at the level in effect at the time of his termination of employment, through the end of the 60th month following such termination, or the economic equivalent thereof, as if such Executive were employed during such period; and

(e)	such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

7.6 Termination by the Executive With Good Reason. The Executive may terminate his employment on his own initiative for Good Reason upon thirty (30) days prior written notice to the Company. Such termination shall have the same consequences as a termination without Cause under Subsection 7.5.

7.7 Termination Within 24 Months of a Change of Control. The provisions of this Section set forth certain terms of an agreement reached between the Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of Company. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after each occurrence of a Change of Control.

If within twenty-four (24) after the occurrence of an event constituting a Change in Control, Executive’s employment terminates for any reason other than death, disability or (C) voluntary termination under Section 7.3 then:

(i) Company shall pay Executive those benefits described in Section 7.5 entitled Termination Without Cause; and

(ii) unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Executive by Company shall immediately accelerate and become exercisable or non-forfeitable as of the date of Change in Control, and Executive shall be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted.

7.8 Effect of Merger, Transfer of Assets, or Dissolution. This Agreement shall not be terminated by any voluntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Executive’s rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

7.9 In the event Executive is entitled to receive any payments pursuant to this Section 7, the Executive shall not be required to mitigate or offset any payments received as the result of subsequent employment.

7.10 The parties believe that the above termination payments will not constitute “Excess Parachute Payments” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding such belief, if Executive is required to pay an excise tax on “excess parachute payments” (as defined in Section 280G of the Code) under Section 4999 of the Code, the Company shall reimburse Executive for the amount of such taxes paid. In addition, the Company shall pay the Executive such additional amounts as are necessary to place the Executive in the same financial position that he would have been in if he had not incurred any tax liability under Section 4999 of the Code. The Company shall have no obligation to pay directly to the Internal Revenue Service or any other taxing authority the excise tax on any Excess Parachute Payments. The determination of the amount, if any, of the Excess Parachute Payments and any tax liability under Section 4999 of the Code shall be made by a nationally-recognized independent accounting firm agreed to by both the Company and the Executive. The determination of such accounting firm shall be final and binding on the parties. The Company agrees to pay the Executive any amounts to be paid or reimbursed under this Section 7.10 within Thirty (30) days after receipt by the Company of written notice from the accounting firm which sets forth such accounting firm’s determination. The Company shall be solely responsible for all fees, costs and expenses of such accounting firm.

8.	REPRESENTATION AND WARRANTY BY EXECUTIVE

Executive hereby represents and warrants to the Company, the same being part of the essence of this Agreement that, as of the Commencement Date, he is not a party to any agreement, contract or understanding, and that no facts or circumstances exist, which would in any way conflict with the terms of this Agreement or would restrict or prohibit Executive in any material way from undertaking or performing any obligations under this Agreement. The foregoing representation and warranty shall remain in effect throughout the Term or any renewal thereof.

9.	CONFIDENTIAL INFORMATION AND PROPRIETARY INTERESTS

9.1 Acknowledgment of Confidentiality. Executive understands and acknowledges that he/she may obtain Confidential Information during the course of employment by the Company. Executive further acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and that, in connection with such service, Executive will have access to Confidential Information vital to the business. Accordingly, Executive agrees that he shall not, either during employment or at any time thereafter, (i) use or disclose any such Confidential Information outside the Company; (ii) publish any works, speeches or articles with respect thereto; or (iii) except as required in the proper performance of his services hereunder, remove or aid in the removal of any Confidential Information or any property or material relating thereto from the premises of the Company.

The foregoing confidentiality provisions shall cease to be applicable to any Confidential Information which becomes generally available to the public (except by reason of or as a consequence of a breach by Executive of obligations under this Section 9).

In the event Executive is required by law or a court order to disclose any such Confidential Information, Executive shall promptly notify the Company of such requirement and provide Company with a copy of any court order or of any law which requires such disclosure and, if the Company so elects, to the extent that it is legally able, permit the Company an adequate opportunity, at its own expense, to contest such law or court order.

9.2 Delivery of Material. Unless authorized in writing to the contrary, Executive shall promptly, and without charge, deliver to the Company on the termination of employment hereunder, or at any other time the Company may so request, all memoranda, notes, records, reports, manuals, computer disks, videotapes, drawings, blueprints and other documents (and all copies, abstracts, and summaries thereof) relating to the Company or its customers, which Executive may then possess or have under his control.

9.3 Confidential Information. The parties acknowledge and agree that during the term and in the course of the discharge of his Duties, Executive shall have access to and become acquainted with Confidential Information. Executive acknowledges and agrees that:

(i) The Executive shall not misuse, misappropriate, or disclose any such Confidential Information directly or indirectly, to any other person or use such Confidential Information in any way, whether during employment or at any other time thereafter, except as is required in the course of his duties hereunder.

(ii) The sale or unauthorized use or disclosure of any of the Company’s Confidential Information obtained by the Executive during the course of his duties under this Agreement,

including information concerning the Company’s current or any future and proposed work or projects, the facts that any such work or projects are planned, under consideration, or in production, as well as any descriptions thereof, and any and all information concerning Company’s customers constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with the Company, either during the Term or at any other time thereafter.

(iii) All files, records, documents, drawings, specifications, equipment, and similar items relating to the Business, whether prepared by Executive or others, and any and all copies, abstracts, and summaries thereof are and shall remain exclusively the property of the Company.

9.4 Injunctive Relief. Executive understands and acknowledges that in the event of the breach by the Executive of the terms and conditions of the covenants contained in Section 9, the Company shall be entitled, if it so elects to institute and prosecute proceedings in any court of competent jurisdiction to enforce through injunctive relief such covenants in addition to any remedy available at law. The Executive acknowledges and agrees that there is no adequate remedy at law for his violation of such covenants and that injunctive relief is reasonable and necessary to protect the goodwill and other legitimate business interests of the Company. Indeed, the Executive acknowledges that the term of his employment hereunder, the amount of salary, benefits and other consideration provided by the Company hereunder are in significant part provided by the Company to secure the Executive’s agreement to such covenants. The Executive agrees to waive and hereby waives any requirement for the Company to secure any bond in connection with the obtaining of such injunction or other equitable relief.

10.	RESTRICTIVE COVENANT

10.1 Restriction During Term of Agreement. In consideration for the Agreement to employ the Executive and the other valuable consideration provided hereunder, Executive agrees and covenants that during the terms hereof, the Executive shall not:

(i) either directly or indirectly, for himself or any third party, divert or attempt to divert any existing business of the Company;

(ii) either directly or indirectly, for himself or any third party, cause or induce any present or future employee of the company to accept employment with another employer, or

(iii) render services, either directly or indirectly, alone or as a member of a partnership, or as an officer, director, shareholder or otherwise, for any Competing Business, without the advance written consent of the Company.

10.2 Restriction Following Employment. In consideration for the Agreement to employ the Executive and the other valuable consideration provided hereunder, Executive agrees and covenants that during the two year period commencing upon the termination of the Executive’s employment hereunder by either party for any reason, the Executive shall not within the Restricted Area, except with the written consent of the Company:

(i) either directly or indirectly, for himself or any third party canvass, contact, solicit or accept business from any customer of the Company with whom the Executive has had business contact on behalf of the Company;

(ii) solicit, attempt to solicit, encourage, divert, or attempt to cause any employee or prospective employees of the Company to terminate and/or leave the employment of the Company for Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation, business organization, entity, or enterprise.

10.3 Injunctive Relief. Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique, and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of the covenants contained in Section 10, the Company shall be entitled, if it so elects to institute and prosecute proceedings in any court of competent jurisdiction to enforce through injunctive relief such covenants in addition to any remedy available at law. The Executive acknowledges and agrees that there is no adequate remedy at law for his violation of such covenants and that in light of the numerous years and the scope of the executive-level responsibilities with the Company, the restrictions as to time, geographic scope and scope of activities restrained in Section 10 are both reasonable and necessary to protect the goodwill and other legitimate business interests of the Company. Indeed, the Executive acknowledges that the term of his employment hereunder, the amount of salary, benefits and other consideration provided by the Company hereunder are in significant part provided by the Company to secure the Executive’s agreement to such covenants. The Executive agrees to waive and hereby waives any requirement for the Company to secure any bond in connection with the obtaining of such injunction or other equitable relief.

11.	INDEMNIFICATION.

11.1 General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative (an “Indemnifiable Action”), by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Indemnifiable Action is alleged action is an official capacity as a director, officer, member, employee or agent while service as a director, officer, member, employee or agent), he shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law and the Company’s by-laws, as the same exist or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith.

11.2 Procedure. The indemnification provided pursuant to this Section 11 shall be subject to the following conditions:

(a)	The Executive must promptly give the Company written notice of any actual or threatened Indemnifiable Action;

(b)	The Company will be permitted, at its option, to participate in, or to assume, the defense of any Indemnifiable Action;

(c)	The Executive must provide reasonable cooperation to the Company in the defense of any Indemnifiable Action; and

(d)	The Executive must refrain from settling any Indemnifiable Action without obtaining the Company’s prior written consent, which consent shall not be unreasonably withheld.

11.3 Advancement of Costs and Expenses. The Company agrees to advance all costs and expenses referred to in Subsection 11.1; provided, however, that the Executive agrees to repay to the Company all amounts so advanced in the event that the Company reasonably determines in good faith that any acts or omissions by the Executive were:

(a)	in knowing violation of any agreement between the Executive and the Company;

(b)	in bad faith or involving intentional misconduct or a knowing violation of law or that the Executive personally gained a financial profit or other advantage to which he was not legally entitled; or

(c)	for which a court, having jurisdiction in the matter, determines that indemnification is not lawful.

11.4 Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending an Indemnifiable Action in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

11.5 D&O Insurance. The Company will maintain a directors’ and officers’ liability insurance policy covering the Executive that provides coverage that is reasonable in relation to the Executive’s position during the Term of Employment.

12.	VOLUNTARY ARBITRATION OF DISPUTES

12.1 Voluntary Submission to Arbitration. If any dispute arises from Executive’s employment with the Company, Executive and Company may mutually agree to submit it exclusively to final and binding arbitration as provided in Section 12.3 and 12.4. In the event that the parties agree to submit a Dispute to arbitration, the parties acknowledge and agree to the applicability and enforceability of Sections 12.2 through 12.7.

12.2 Nature of Dispute. Except for matters involving Section 9 and 10 of this Agreement, workers’ compensation and unemployment insurance claims and matters heard by the labor commissioner, “Dispute” includes every kind or type of dispute including, without limitation, any allegations of wrongful discharge, discrimination, harassment, retaliation, or any injury to physical, mental, or economic interests.

12.3 Controlling Law & Notice. Executive and the Company agree to settle the Dispute according to the provisions of the Nevada Uniform Arbitration Act, provided, however, that the arbitration of any matter hereunder shall be final and binding. To start the arbitration process, either party must serve a written Request for Arbitration on the other within the applicable statute of limitations. Time is of the essence. Service of a Request for Arbitration does not in any manner toll the applicable statute of limitations. The Request for Arbitration shall include the following information:

(i) A description of the Dispute in sufficient detail to advise the other party of the nature of the Dispute;

(ii) The date when the Dispute arose;

(iii) The names, work locations, and telephone numbers of any co-workers or supervisors with knowledge of the Dispute; and

(iv) The nature of the relief requested. This generally means that whatever gave rise to the dispute is what you want. For example, it could be money, damages for emotion distress, punitive damages, or injunctive relief. You also could request, by way of example, your old job back, a new position, or whatever you believe you are entitled to as it relates to the Dispute.

12.4 Arbitration Procedures. Within twenty one (21) days of either party’s written notice to the other of the desire to submit any Dispute or arbitrable matter as set forth herein to arbitration, the party receiving such notice may serve a written Acceptance of Request for Arbitration on the other party. Within seven (7) days of receipt of Acceptance of Request for Arbitration the parties will meet to attempt to amicably resolve their differences and, failing such resolution, shall submit the Dispute to mandatory and binding Arbitration. The Dispute shall be settled by arbitration in accordance with the governing principles of law and equity, by a single arbitrator (the Arbitrator). The only issue(s) to be determined by the Arbitrator will be those issues specifically submitted to the Arbitrator. The Arbitrator will not extend, modify or suspend any of the terms of this Agreement, except to the extent the Agreement specifically empowers the Arbitrator to do so. The arbitration will be conducted in the Las Vegas, Nevada area.

The Arbitrator will be mutually selected by the Executive and the Company. If the parties cannot agree on an arbitrator, then a list of seven arbitrators, experienced in employment matters, shall be provided by the American Arbitration Association. The Arbitrator will be selected by the parties who will alternately strike names from the list. The Executive will strike the first name. The last name remaining on the list will be the Arbitrator.

12.5 Effect of Acceptance of Arbitration. If a party has served a Request for Arbitration and the other party hereto has served an Acceptance of Request for Arbitration pursuant to the procedures set forth herein, the parties shall be deemed to have agreed to the arbitration and further acknowledge and agree that: THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO HAVE ANY SUCH DISPUTE DECIDED IN A COURT OF LAW AND/OR BY A JURY IN A COURT PROCEEDING. THE EXECUTIVE AGREES NOT TO SEEK AND CANNOT ACT ON ANY RIGHT TO SUE LETTER ISSUED BY THE NEVADA EQUAL RIGHTS COMMISSION OR THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION. ALL SUCH PRIVATE CAUSES OF ACTION ARE SPECIFICALLY WITHIN THE SCOPE OF THIS AGREEMENT. THE DECISION OF THE ARBITRATOR WILL BE FINAL AND BINDING.

12.6 Costs of Arbitration. Each party will bear one-half of the arbitrator’s fee and one-half of any expenses that the arbitrator incurs or is associated with the arbitration proceeding. Each party will bear its own attorneys’ fees and costs, subject to any remedies to which a prevailing party may be entitled under the law.

12.7 Enforceability. This agreement to arbitrate is specifically enforceable. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction. The decision of the Arbitrator within the scope of the submission will be final and binding on all parties, and any right to judicial action on any matter subject to arbitration hereunder hereby is waived (unless otherwise provided by applicable law), except suit to enforce this arbitration agreement, an arbitration award or in the event arbitration is not available for any reason.

13.	SURVIVAL

The provisions of Section 9, 10, 11 and 13 shall survive termination of this Agreement and remain enforceable according to their terms.

14.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement or subpart thereof shall in no way affect the validity or enforceability of any other provisions or subparts hereof.

15.	NOTICES

All notices, demands and requests required or permitted to be given under the provisions of this agreement shall be deemed duly given if made in writing and delivered personally or mailed by postage prepaid certified or registered mail, return receipt requested, accompanied by a second copy sent by ordinary mail, which notices shall be addressed as follows:

If to the Company:

Board of Directors
American Wagering, Inc.
675 Grier Drive
Las Vegas, NV 89119
Phone:	702-735-5529
Fax:	702-735-0142

If to Executive

Victor J. Salerno
1309 Imperia Court
Henderson, NV 89052
Phone:	702-361-0382

By notifying the other parties in writing, given as aforesaid, any party may from time to time change its address or the name of any person to whose attention notice is to be given, or may add another person to whose attention notice is to be given, in connection with notice to any party.

16.	ASSIGNMENT AND SUCCESSORS

Neither this Agreement nor any of Executive’s rights or duties hereunder may be assigned or delegated by Executive. This Agreement is not assignable by the Company without the consent of Executive, except to any successor in interest which takes over all or substantially all of the business of the Company, as it is conducted at the time of such assignment. Any corporation into or with which the Company is merged or consolidated or which takes over all or substantially all of the business of the Company shall be deemed to be a successor of the Company for purposes hereof. This Agreement shall be binding upon and, except as aforesaid, shall inure to the benefit of the parties and their respective successors and permitted assigns.

17.	ENTIRE AGREEMENT, WAIVER AND OTHER

Integration. This Agreement contains the entire agreement of the parties hereto on its subject matter and supersedes all previous agreements between the parties hereto, written or oral, express or implied, covering the subject matter hereof. No representations, inducements, promises or agreements, oral or otherwise, not embodied herein, shall be of any force or effect.

No Waiver. No waiver or modification of any of the provisions of this Agreement shall be valid unless in writing and signed by or on behalf of the party granting such waiver or modification. No waiver by any party of any breach or default hereunder shall be deemed a waiver of any repetition of such breach or default or shall be deemed a waiver of any other breach or default, nor shall it in any way affect any of the other terms or conditions of this Agreement or the enforceability thereof.

Executive shall not have the right to sign any waiver or modification of any provisions of this Agreement on behalf of the Company, nor shall any action taken by Executive reduce his obligations under this Agreement.

This Agreement may not be supplemented or rescinded except by instrument in writing signed by all of the parties hereto after the date hereof. Neither this Agreement nor any of the rights of any of the parties hereunder may be terminated except as provided herein. No waiver of any provision of this Agreement or any amendment of this Agreement shall be binding upon the Company unless approved by the Board.

18.	GOVERNING LAW

This Agreement shall be governed by and construed, and the rights and obligations of the parties hereto enforced, in accordance with the laws of the State of Nevada.

19.	HEADINGS

The Section and subsection headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.	REPLACEMENT OF PRIOR AGREEMENTS

This Agreement replaces all previous written or oral employment agreements between the Company and Executive, all of which are hereby terminate without any further liability of the Company or Executive.

21.	CONSIDERATION

Executive hereby acknowledges and confesses receipt and sufficiency of good and valuable consideration consisting of, but not limited to, the agreement of the Company to employ or continue to employ Executive under the terms and conditions set forth herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above, to be effective as of the Commencement Date.

DATED: 06/28/2002	AMERICAN WAGERING, INC.

	By:	/s/ W. Larry Swecker
W. Larry Swecker, Director
Chairman, AWI Compensation Committee

DATED: 06/28/2002	EXECUTIVE

/s/ Victor J. Salerno
Victor J. Salerno